KEURIG, INCORPORATED

VOTING AGREEMENT

This Voting Agreement, is made as of February 4, 2002 by and among (i) Keurig, Incorporated, a Delaware corporation (together with its successors and assigns, the "Company"), (ii) the holders of Series B Convertible Redeemable Preferred Stock, $.01 par value ("Series B Preferred Stock"), and Series C Convertible Redeemable Preferred Stock, $.01 par value ("Series C Preferred Stock") of the Company listed in the execution pages of the Agreement (collectively, the "Investors").

PREAMBLE

The Company and the Investors (other than Van Houtte Inc., a Canadian corporation ("Van Houtte")) are parties to an Amended and Restated Shareholders Agreement dated as of February 24, 1998 (as amended and in effect from time to time, the "Shareholders Agreement"), pursuant to which the Company, the Founders and such Investors amended and restated the Shareholders Agreement dated December 17, 1996 by and among the same parties.

The Company and the undersigned Investors desire to amend the Shareholders Agreement to (i) increase the number of directors comprising the Board of Directors and agree on who can cause their election and removal, (ii) add Van Houtte as an Investor party hereto, (iii) change the name of the Shareholders Agreement to the "Voting Agreement" and (iv) modify certain other matters by amending and restating the Shareholders Agreement in its entirety as set forth herein.

The Company and the undersigned Investors, being the Investors holding not less than that number of shares of the Preferred Stock outstanding immediately prior to the execution and delivery of this Voting Agreement which, if converted, would entitle them to hold 65% of the Common Stock issuable upon conversion, have the power and right to enter into this Voting Agreement and to amend and restate the Shareholders Agreement on behalf of all of the original parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto hereby agree that the Shareholders Agreement be amended and restated in its entirety as follows:

1.  Voting of Shares.  At any time and from time to time during the term of this Agreement, each Investor agrees to vote all securities of the Company owned by such party at such time and entitled to vote on any matter mentioned below in this section 1 as follows:

1.1. So as to fix the number of directors constituting the Board of Directors of the Company at eleven (11);

1.2. So as to elect to the Board of Directors of the Company and thereafter for the term of this Agreement (but subject to the other provisions of this section 1) to continue in office:

(a) Six persons designated by MD Co.;

(b) One person designated by The Food Fund II Limited Partnership;

(c) The Chief Executive Officer of the Company; and

(d) Three persons designated collectively by the persons designated and elected to the Board of Directors under clauses (a) and (b) and (c) of this section 1 who shall not be an employee of the Company.

    So as to remove as a member of the Board of Directors, with or without cause, any person previously designated for election, and elected to the Board of Directors pursuant to section 1.2 of this Agreement, upon written request for such removal, with or without cause, by the party hereto or other persons pursuant hereto who has (or has succeeded by virtue of his or their status to) the right thereunder to designate such person for election.

    Notwithstanding anything to the contrary contained in Section 1.2 above, the Board of Directors shall have the power from time to time to disqualify the nomination to the Board of Directors of any designee who, by virtue of his or her affiliation with a shareholder having a commercially significant relationship to the Company (independent of its shareholder status), should be expected, in the reasonable judgment of the Board of Directors, to be periodically recusing himself or herself from meetings of the Board of Directors.

2.  Legend on Certificate.

In order to effectuate the terms of this Agreement, each certificate of stock issued to each of the Investors evidencing ownership of shares of Series B Preferred Stock and Series C Preferred Stock shall bear the following legend upon its face:

"The Shares of stock evidenced by this certificate are subject to a certain agreement to which the Company is a party and an agreement as to voting. The Company will furnish a copy of such agreement to the holder of this certificate upon written request and without charge."

3.  Miscellaneous.

3.1. All capitalized terms used herein without express definition shall have the respective meanings contained in the Stock Rights Agreement of even date herewith between the Company and the Investors.3.2.  All notices or communications provided for under this Agreement shall be given in writing and by hand or by reputable overnight courier service, or sent by first-class mail, postage prepaid or by telecopier, and shall be addressed

(a)  in the case of a Investor, to him at his last residence or business address shown in the records of the Company; and

(b)  in the case of the Company, to the Company at

101 Edgewater Drive
Wakefield, Massachusetts 01880

Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it was directed, (ii) if sent by telex, telecopier, facsimile machine or telegraph and properly addressed in accordance with the foregoing provisions of this Section 3.2, when received by the addressee, or (iii) if sent by first-class registered or certified mail, postage prepaid, and properly addressed in accordance with the foregoing provisions of this Section 3.2, (A) when received by the addressee, or (B) on the fifth Business Day following the day of dispatch thereof, whichever of (A) or (B) shall be the earlier, or (iv) upon the earlier of receipt by the addressee or the first business day following the day of dispatch thereof after the same has been deposited with a reputable overnight courier service. Any party hereto may designate a change of address by written notice to the other parties given in accordance with the foregoing provisions of this Section 3.2.

3.3.  This Agreement shall terminate on the occurrence of any of the following events:

(a)  bankruptcy, receivership or dissolution of the Company;

(b)  the closing of a Qualified Initial Public Offering, the sale of substantially all of the assets of the Company or the merger or consolidation of the Company into or with any other Person in which the Company is not the surviving entity; or

(c)  the execution of a written agreement of the holders of that number of shares of Preferred Stock which, if converted, would entitle them to hold 65% of the Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock (the "Majority Investors") effecting such termination.

3.4.  This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns including without limitation, in the case of The Food Fund II Limited Partnership, the limited partners thereof, provided that in all cases, including the transfer of record ownership of Series B Preferred Stock and Series C Preferred Stock to such limited partners, the other parties hereto shall be entitled to treat the general partner thereof as the duly authorized representative of such limited partners with the complete and unrestricted right to exercise their respective rights hereunder and with full power of substitution in the premises. Nothing in this Agreement is intended to or shall confer any rights or remedies on any person other than the parties hereto and their respective successors and permitted assigns.

3.5.  If any of the terms, provisions or conditions of this Agreement or the application thereof in any circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term, provision or condition to circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each of the terms, provisions and conditions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

3.6.  This Agreement shall be governed by and construed and interpreted in accordance with the internal substantive laws of the Commonwealth of Massachusetts without regard for conflicts of laws principles. The parties hereto acknowledge that they will accept service of process by registered or certified mail or the equivalent directed to their last known address as determined in accordance with this Agreement or by whatever other means are permitted by the following courts, and agree that any suit for the enforcement of this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consent to the exclusive jurisdiction of such court and they hereby waive any objections to jurisdiction or venue in these courts or that such courts are an inconvenient forum.

3.7.  No assent, express or implied, by any Investor to any breach in or default of any agreement or condition herein contained on the party of any Investor shall constitute a waiver of or assent to any succeeding breach in or default of the same or any other agreement or condition hereof.

3.8.  In this Agreement, the use of any of the three genders shall be deemed to include the other two. Furthermore, any notices, consents, offers, or other actions required by a Investor that is not a natural person, shall be deemed to apply and refer to the trustee or other then authorized individual of such Investor at the time of such notice, consent, offer or other action.

3.9.  No amendment or modification of this Agreement shall be valid unless the same is in writing and signed by the Company and the Majority Investors.

3.10.  The headings in this Agreement are for convenience of identification only, do not constitute a part hereof, and shall not affect the meaning or construction hereof.

3.11.  This Agreement may be executed via facsimile and in one or more counterparts, each of which when executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, this Agreement has been executed under seal by the parties hereto as of the day and year first above written.

KEURIG, INCORPORATED

/s/ Nick Lazaris
By: Nick Lazaris
Title: Pres./CEO

ACCEPTED and AGREED:

INVESTOR

/s/ Nick Lazaris
Name: Nick Lazaris

ACCEPTED and AGREED:

INVESTOR

/s/ Richard Sweeney
Name: Richard Sweeney

ACCEPTED and AGREED:

INVESTOR

/s/ Christopher Stevens
Name: Christopher Stevens

ACCEPTED and AGREED:

INVESTOR

/s/ R. Schorr Berman
Name: MD Co. by R. Schorr Berman, Partner

ACCEPTED and AGREED:

INVESTOR

/s/ Gerard Geoffrion
[VAN HOUTTE INC.]